EXHIBIT 99.1

GLOBAL MED TECHNOLOGIES®, INC. REPORTS POSITIVE CASH FLOWS FROM
OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

DENVER, Colorado - Global Med Technologies®, Inc. (OTCBB: GLOB) (“Global Med” or the “Company”) announced positive cash flows from operations for the nine months ended September 30, 2003.

For the nine months ended September 30, 2003, Global Med generated $95 thousand in cash flows from operations. For the nine months ended September 30, 2003, Global Med had income from operations of $105 thousand compared with $10 thousand in the comparable period in 2002. For the nine months ended September 30, 2003, the Company’s revenues increased $259 thousand to $5.097 million from the comparable period in 2002. This represented an increase in revenues of 5.4%.

Global Med’s President and Chief Operating Officer, Mr. Thomas F. Marcinek, commenting on the year to date results, stated, “During the nine months ended September 30, 2003, the Company’s revenues, gross profit and operating income continued to grow. The Company realized gains in its maintenance revenues of 6.6% when comparing 2003 with the comparable quarter in 2002. In addition, the Company’s cash position of $1.069 million as of September 30, 2003 has increased by over 6% from the balance as of December 31, 2002 of $1.007 million.” Revenues for the three months ended September 30, 2003 decreased by $146 thousand or 10.2% when compared with the same three-month period in 2002. The decrease for the three months ended September 30, 2003 was due primarily to decreases in PeopleMed.com®, Inc. revenues of $118 thousand and a decrease in implementation services revenues of $92 thousand. These decreases were partially offset by an increase in maintenance revenues of $53 thousand and an increase in software license fees of $40 thousand. In addition, management of the Company believes that some new business opportunities were delayed to the fourth quarter. For the three months ended September 30, 2003, the Company used $79 thousand in cash flows from operations compared with $3 thousand provided during the comparable period in 2002.

Included in the Company’s results for the nine months ended September 30, 2003, the Company recognized $500 thousand in revenues associated with a settlement agreement whereby a former marketing partner waived its right to software development services that had been paid for in prior years, and a $36 thousand reduction in sales and marketing expenses associated with the release of the Company from its obligation to pay commissions owed for prior sales. These events occurred in the second quarter of 2003. For the nine months ended September 30, 2003, the Company recognized a total of $300 thousand in revenues related to a termination of a contract with a significant PeopleMed.com, Inc. customer. This revenue was recognized during the first and second quarters of 2003. During the nine months ended September 30, 2003, the Company recognized $388 thousand in revenues associated with certain non-cash consideration (i.e., reductions in liabilities owed to the customer) associated with the sale of certain SafeTrace Tx® products. This revenue was recognized during the second quarter of 2003. The Company recognized no revenues during the three months ended September 30, 2003 for the items listed in this paragraph.

Global Med Technologies, Inc. is an e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies® division is a leading supplier of management information systems to U.S. blood centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood or over 22% of the U.S. blood supply each year.

For information about Global Med’s products and services, please call (916) 404-8400, e-mail: info@wyndgate.com, visit our web sites at www.globalmedtech.com, or www.peoplemed.com or call Tom Marcinek, President and COO, at (916) 404-8413.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-K and other regularly filed reports. The results of operations for the three and nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for any other future period. This press release should be read in conjunction with the Company’s Form 10-K and Form 10-Q and other regularly filed reports.